Exhibit 99.1

Taylor Holdco, LLC and Subsidiaries Consolidated Financial Statements As of and for the Fiscal Years Ended March 31, 2017, 2016, and 2015

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

Taylor Holdco, LLC and Subsidiaries

Consolidated Financial Statements

As of and for the Fiscal Years Ended March 31, 2017, 2016, and 2015

Taylor Holdco, LLC and Subsidiaries

Tel: 206-624-2020 Fax: 206-624-7579 www.bdo.com	800 Fifth Avenue, Suite 3750 Seattle, WA 98104

Independent Auditor’s Report

Board of Directors

Taylor Holdco, LLC and Subsidiaries

Seattle, WA

We have audited the accompanying consolidated financial statements of Taylor Holdco, LLC and Subsidiaries, which comprise the consolidated balance sheets as of March 31, 2017, 2016, and 2015, and the related consolidated statements of operations, changes in member’s capital, and cash flows for the fiscal years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Taylor Holdco, LLC and Subsidiaries as of March 31, 2017, 2016, and 2015, and the results of their operations and their cash flows for the fiscal years then ended in accordance with accounting principles generally accepted in the United States of America.

December 23, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Taylor Holdco, LLC and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

March 31,	2017	2016	2015
Assets
Current Assets
Cash and cash equivalents	$16,937	$7,270	$1,720
Receivables, net	24,774	21,910	27,266
Inventories, net	25,932	25,939	25,248
Current deferred income taxes	2,734	2,419	3,474
Income tax receivable	—	1,176	—
Prepaid expenses and other current assets	762	592	1,591

Total Current Assets	71,139	59,306	59,299

Noncurrent Assets
Property and equipment, net	2,982	2,775	5,472
Goodwill	70,619	70,619	70,619
Intangible assets, net	144,756	158,459	174,108
Other assets	225	225	552

Total Noncurrent Assets	218,582	232,078	250,751

Total Assets	$289,721	$291,384	$310,050

See accompanying notes to the consolidated financial statements.

March 31,	2017	2016	2015
Liabilities and Member’s Capital
Current Liabilities
Accounts payable	$14,836	$13,775	$16,038
Accrued liabilities	5,005	5,766	3,241
Current portion of contingent consideration	8,309	—	750
Current portion of long-term debt	3,586	614	2,066

Total Current Liabilities	31,736	20,155	22,095

Long-Term Liabilities
Contingent consideration	—	7,663	6,540
Deferred income taxes	7,795	8,698	13,057
Long-term debt, net of current portion	180,106	186,006	198,060
Mandatorily redeemable preferred units	24,374	21,036	18,156

Total Long-Term Liabilities	212,275	223,403	235,813

Total Liabilities	244,011	243,558	257,908

Commitments and Contingencies (Note 10)
Member’s Capital	45,710	47,826	52,142

Total Liabilities and Member’s Capital	$289,721	$291,384	$310,050

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Consolidated Statements of Operations

(In Thousands)

Year ended March 31,	2017	2016	2015
Net Sales	$173,706	$179,689	$135,010
Cost of Goods Sold	98,987	106,324	76,819

Gross Profit	74,719	73,365	58,191

Operating Expenses
Selling, general, and administrative expenses	55,897	53,047	39,975
Acquisition-related expenses	—	—	2,444
Impairment charges	2,100	4,300	10,854
Change in fair value of contingent consideration	646	1,123	(4,390)
Gain on sale of China factory	—	—	(715)
Total operating expenses	58,643	58,470	48,168

Income from operations	16,076	14,895	10,023

Other Expense
Interest expense	(15,487)	(16,475)	(14,134)
Redeemable preferred interest	(3,338)	(2,880)	(2,486)
Other, net	11	(588)	(514)

Total other expense	(18,814)	(19,943)	(17,134)

Loss before income tax benefit	(2,738)	(5,048)	(7,111)
Income Tax Benefit	622	1,652	3,039

Net Loss	$(2,116)	$(3,396)	$(4,072)

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Consolidated Statements of Changes in Member’s Capital

(In Thousands, except number of units)

	Common Member Units	Total Member’s Capital
Balance, March 31, 2014	52,657	$46,151
Contribution from parent company	—	10,082
Foreign currency translation adjustments	—	(19)
Net loss	—	(4,072)

Balance, March 31, 2015	52,657	52,142
Distribution to parent company	—	(920)
Net loss	—	(3,396)

Balance, March 31, 2016	52,657	47,826
Net loss	—	(2,116)

Balance, March 31, 2017	52,657	$45,710

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

Year ended March 31,	2017	2016	2015
Cash Flows From Operating Activities
Net loss	$(2,116)	$(3,396)	$(4,072)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,159	15,546	10,222
Impairment charges	2,100	4,300	10,854
Redeemable preferred interest	3,338	2,880	2,486
Change in fair value of contingent consideration	646	1,123	(4,390)
Amortization of debt origination fees	1,038	1,043	705
Gain on sale of China factory	—	—	(715)
Deferred income taxes	(1,218)	(3,304)	(3,370)
Realized foreign currency translation adjustment	—	—	(19)
Changes in operating assets and liabilities:
Receivables	(2,864)	5,356	(2,041)
Income tax receivable	1,176	(1,176)	—
Inventories	7	(691)	(1,749)
Prepaid expenses and other assets	(170)	1,326	187
Accounts payable	1,061	(2,263)	5,461
Accrued liabilities	(761)	1,775	(1,432)

Net cash provided by operating activities	15,396	22,519	12,127

Cash Flows From Investing Activities
Cash paid for acquisition of business	—	—	(50,034)
Cash received on sale of China factory	—	—	5,534
Capital expenditures	(1,704)	(1,208)	(1,229)
Acquisition of intangible assets	(59)	(292)	—

Net cash used in investing activities	(1,763)	(1,500)	(45,729)

Cash Flows From Financing Activities
Borrowings under long-term debt	—	—	48,210
Principal payments of long-term debt	(3,966)	(14,549)	(12,211)
Borrowings on revolver	—	—	4,000
Payments on revolver	—	—	(5,000)
Distribution to parent company	—	(920)	—
Cash paid for debt origination fees	—	—	(776)

Net provided by (used in) financing activities	(3,966)	(15,469)	34,223

Net Change in Cash	9,667	5,550	621
Cash, beginning of year	7,270	1,720	1,099

Cash, end of year	$16,937	$7,270	$1,720

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$16,148	$14,656	$14,980
Income tax paid (refunded)	23	2,890	(375)
Supplemental Disclosure of Noncash Investing and Financing Activities:
Capital contribution from parent company in connection with business acquisition	$—	$—	$10,082

See accompanying notes to the consolidated financial statements.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

1. Description of Business

Taylor Holdco, LLC and subsidiaries dba Filament Brands (the “Company”) primarily design, market, and distribute consumer and food service precision measurement products, including kitchen scales, thermometers and timers, bath scales, wine accessories, kitchen tools, and select outdoor products to major retailers in the United States, Canada and select distributors throughout Europe and Asia. The Company distributes products under the Taylor, Salter, Springfield, HoMedics, Rabbit, Houdini, Metrokane, EatSmart, TravelWise, Chef’n, Vibe, d.stil, RBT, and private label brand names. The Company is majority owned by Taylor Parent, LLC (“Parent Company”).

Taylor Finance, LLC is a wholly-owned subsidiary of Taylor Holdco, LLC (“Holdco”). Taylor Precision Products, Inc. is a wholly owned subsidiary of Taylor Finance, LLC.

On June 8, 2012, Taylor Acquisition, Inc. was formed and subsequently acquired the net assets of Taylor North American Scales from FKA Distributing Co. d/b/a HoMedics, Inc. Taylor North American Scales was a combination of Taylor Precision Products, the HoMedics USA bath scale business segment, the HoMedics Group Canada measurement products business segment, and Springfield Acquisition Co. LLC intellectual property. Upon formation, Taylor Acquisition, Inc. changed its name to Taylor Precision Products, Inc.

The Company acquired the assets of Health Tools LLC on November 8, 2013 and Metrokane Inc. on November 12, 2013. Health Tools LLC sources and sells precision kitchen and bathroom scales to customers based in the United States and Canada under the “EatSmart” brand name. Metrokane Inc. designs, sources, markets, and distributes high quality wine corkscrews, barware, and wine accessories under the “Rabbit,” “RBT,” “Houdini,” and, “Metrokane” brand names.

On February 28, 2014, Taylor Precision Products, Inc. terminated operations at a factory near Shanghai, China and began the process of selling the related assets. The operations were not significant to the Company and the sale was completed in August 2014.

The Company acquired the stock of Chef’n Corporation (“Chef’n”) on December 23, 2014 in a cash and stock transaction. Chef’n designs, sources, markets, and distributes worldwide innovative kitchen tools and hydration products under the Chef’n, Vibe, d.stil and private label brand names.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Taylor Holdco, LLC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

We have prepared the accompanying consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”).

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Cash and Cash Equivalents

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. For the purpose of the consolidated statement of cash flows, the Company considers all deposits with a maturity of three months or less to be cash equivalents.

Trade Receivables

Collateral or other security is generally not required on trade receivables. The Company monitors the credit quality of its customers, and an allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential credit losses based on historical bad debt write-off experience and specific risks identified for uncollected accounts. Trade receivables are charged off against the allowance when it is determined that the receivable will not be collected. The allowance for doubtful accounts as of March 31, 2017, 2016, and 2015 was $151, $282, and $94 respectively. Trade receivables are presented net of reserves for estimated customer returns and allowances, at net realizable value.

Customer Concentration

One customer accounted for 24% of sales during the fiscal year ended March 31, 2017. As of March 31, 2017, one customer accounted for 38% of accounts receivable.

Two customers accounted for 35% of sales during the fiscal year ended March 31, 2016. As of March 31, 2016, two customers accounted for 46% of accounts receivable.

Two customers accounted for 24% of sales during the fiscal year ended March 31, 2015. As of March 31, 2015, one customer accounted for 38% of accounts receivable.

Inventories

Inventories consist primarily of finished goods and are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Certain slow-moving items have been reduced to net realizable value based on recent sales activity and management’s best estimate of future transactions. The reserve to reduce inventories to net realizable value as of March 31, 2017, 2016, and 2015 was $329, $719, and $754, respectively.

Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over estimated useful lives, which range from two to five years. Upon sale or retirement of property and equipment, the cost and accumulated depreciation are eliminated from the respective accounts, and a gain or loss is recorded. Repair and maintenance costs are expensed as incurred. Expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives. Assets classified as held for sale are stated at the lower of carrying amount or estimated fair value less cost to sell. Leasehold improvements are depreciated over the lesser of the expected lease term or estimated useful life.

Long-Lived Assets

Long-lived assets and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Recoverability of long-lived assets or groups of assets is assessed based on a comparison of the carrying amount to the estimated, future net cash flows. If estimated future undiscounted net cash flows are less than the carrying amount, the asset is considered impaired and expense is recorded at an amount required to reduce the carrying amount to fair value.

Intangible assets with finite lives are generally amortized using the straight-line method over their estimated economic useful lives ranging from 5 to 15 years.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the acquisition method of accounting. Goodwill is not amortized. We test goodwill annually as of March 31 at the reporting unit level. We have determined the Company has one reporting unit. At each impairment testing date, we perform a quantitative assessment of goodwill and compare the fair value of the reporting unit to its carrying amount. To the extent the carrying amount exceeds its fair value, a second step would be performed to compute the amount of impairment as the difference between the implied fair value of goodwill and the carrying value.

The second impairment assessment, if required, involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date. For the years ended March 31, 2017, 2016 and 2015, based on the results of our quantitative analyses, we determined there was no impairment of goodwill.

Indefinite-lived intangible assets are reviewed for impairment annually as of March 31 and whenever events or circumstances indicate that the carrying value may not be recoverable. The Company recognized impairment of certain indefinite-lived intangible assets during the fiscal years ended March 31, 2017, 2016, and 2015. See Note 6.

Income Taxes

The Company’s subsidiary, Taylor Precision Products, Inc., is a corporation formed under Subchapter C of the Internal Revenue Code and is subject to corporate taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax expense is measured by the change in the deferred tax assets or liabilities during the year.

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Management believes the Company has no unrecognized tax benefits. The Company’s policy for recording interest and penalties associated with examinations by tax authorities is to record such items as a component of income tax expense.

The Company and its subsidiaries’ tax years ending in 2012 through 2016 remain open to examination by federal and state tax authorities. The Company files state income tax returns in multiple jurisdictions, each with unique laws regarding statutes of limitations.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Fair Value Measurements

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820-10, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the most advantageous market for the asset or liability in an orderly transaction. Fair value measurement is based on a hierarchy of observable or unobservable inputs. The standard describes three levels of inputs that may be used to measure fair value.

Level 1 —	Inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date;

Level 2 —	Inputs to the valuation methodology other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and the fair value can be determined through the use of models or other valuation methodologies; and

Level 3 —	Inputs to valuation methodology are unobservable inputs in situations where there is little or no market activity of the asset and liability and the reporting entity makes estimates or assumptions relating to the pricing of the asset or liability including assumptions regarding risk.

The Company followed purchase accounting conventions as prescribed by ASC 805, Business Combinations, to establish the opening balance sheet of the acquired entities for all its acquisitions. The fair value measurement methods used to estimate the fair value of the assets acquired and liabilities assumed at the acquisition date utilized a number of significant unobservable inputs of Level 3 assumptions. These assumptions included, among other things, projections of future operating results, the implied fair value of assets using an income approach by preparing a discounted cash flow analysis, and other subjective assumptions.

The carrying values of financial instruments such as cash, accounts receivable, accounts payable, and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. The Company believes that the current carrying amount of its long-term debt approximates fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

Revenue Recognition

The Company recognizes revenues when the following criteria are met: persuasive evidence of an agreement exists, upon the later of shipment of product to the customer or when title to the product transfers to the customer per the terms of the sales contract, the Company’s price to the buyer is fixed and determinable, and collectability is reasonably assured. Revenues are recorded net of estimated sales returns and allowances.

Customer Rebates and Consumer Advertising

The Company participates in cooperative advertising and other rebate programs with its customers, including volume rebates. During the fiscal years ended March 31, 2017, 2016, and 2015, $10,881, $9,737, and $8,843 was incurred under these programs, respectively. These amounts are reflected as a reduction to net sales. The Company expenses all consumer advertising costs as incurred.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

As of March 31, 2017, 2016, and 2015, the reserves for cooperative advertising and other rebates were $810, $1,092, and $1,354 respectively, which are included in net receivables. Reserves are estimated using historical experience and terms of existing arrangements with customers.

Merchandise Returns

For the fiscal years ended March 31, 2017, 2016, and 2015, sales returns under merchandise return programs were $4,815, $4,561, and $4,379, respectively. Sales returns are reflected in net sales. Reserves for estimated merchandise returns as of March 31, 2017, 2016, and 2015 included in net receivables were $1,485, $1,098, and $1,542, respectively, and are estimated using historical experience.

Shipping and Handling Costs

Shipping and handling costs of $6,250, $6,692, and $6,033 are classified as selling, general, and administrative expenses in the consolidated statements of operations for the fiscal years ended March 31, 2017, 2016, and 2015, respectively. Amounts charged to customers for recovery of shipping and handling costs are included in net sales.

Research and Development

Research and development expenses consist primarily of outside contract costs incurred in the development or testing of prototype products. These costs are expensed as incurred in selling, general and administrative expenses in the consolidated statements of operations.

Employee Benefits

The Company sponsors a 401(k) defined contribution savings plan for its U.S. employees. The Company provides a matching contribution up to a maximum of 3% of a participant’s eligible compensation, and employees become immediately vested. The Company made employer contributions of $198, $145, and $102 to the plan for the fiscal years ended March 31, 2017, 2016, and 2015, respectively.

Recently Issued Accounting Standards

In April 2015, the FASB issued Accounting Standards Update (“ASU”) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs be presented as a direct deduction from the carrying amount of the related debt liability, consistent with the presentation of debt discounts. Prior to the issuance of ASU 2015-03, debt issuance costs were required to be presented as deferred charge assets, separate from the related debt liability. ASU 2015-03 does not change the recognition and measurement requirements for debt issuance costs. The Company has adopted the provisions of this ASU and retrospectively applied to all fiscal year ends included in the consolidated financial statements.

On August 27, 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern, which added Subtopic 205-40 to the Accounting Standards Codification (“ASC”) (the “Subtopic”). This Subtopic requires management to determine whether substantial doubt exists concerning the reporting entity’s ability to continue as a going concern, in which case certain disclosures will be required. The Subtopic affects financial statement presentation, but not methods of accounting, and is effective on a prospective basis for annual periods ending after December 2016 and each reporting period thereafter, although early adoption is permitted. The Company has adopted the Subtopic for the year ended March 31, 2017 and identified no matters raising substantial doubt regarding the Company’s ability to continue as a going concern

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

In May 2014, the FASB issued new authoritative accounting guidance on revenue from contracts with customers. The new standard provides new criteria for recognizing revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. It also requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. Quantitative and qualitative information will be provided about the significant judgments and changes in those judgments that management made to determine the revenue that is recorded. In August 2015, the FASB changed the effective date of the new revenue recognition accounting guidance for private companies to be for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for annual periods beginning after the original effective date of December 15, 2016. The Company is in the process of reviewing customer contracts and evaluating the impact of the new standard on the consolidated financial statements and the timing of the adoption.

In November 2015, the FASB issued new authoritative accounting guidance on simplifying the presentation of deferred income taxes, which requires that deferred income tax liabilities and assets be presented as a net non-current deferred tax asset or liability by jurisdiction on the balance sheet. The current requirement that deferred tax assets and liabilities of a tax-paying component of an entity be offset and presented as a single amount is unchanged. This guidance is effective for periods beginning after December 15, 2017; however, earlier adoption is permitted for all entities for any interim or annual statements that have not been issued. The Company is in the process of evaluating the impact of the new standard on the consolidated financial statements and the timing of adoption.

In February 2016, the FASB issued new authoritative accounting guidance on leases which increases transparency and comparability for lease transactions. The new standard brings substantially all leases on the balance sheets for operating lease arrangements with lease terms greater than 12 months for lessees. This update will require a modified retrospective application, which includes a number of optional practical expedients related to the identification and classification of leases commenced before the effective date. The new standard is effective for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted. The Company is in the process of assessing the impact of the new standard on the consolidated financial statements and the timing of adoption.

In July 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-11, Simplifying the Measurement of Inventory. ASU 2015-11 requires that an entity measure inventory at the lower of cost and net realizable value. This ASU does not apply to inventory measured using the last-in, first-out method. ASU 2015-11 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is in the process of assessing the impact of the new standard on the consolidated financial statements upon adoption.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies how entities assess goodwill for impairment by eliminating Step 2 from the goodwill impairment test. As amended, the goodwill impairment test will consist of one step comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The ASU is effective for the Company’s fiscal year ended March 31, 2023. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is in the process of assessing the impact of the new standard on the consolidated financial statements upon adoption.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

3. Acquisitions

Acquisition of Chef’n Corporation

During December 2014, the Company acquired the stock of Chef’n Corporation (“Chef’n”) for $66,656. The Company acquired the business to continue to expand the product offerings and brands to the retail trade and expansion of the Company’s internet channel. The following table summarizes the allocation of the consideration transferred to assets acquired and liabilities assumed:

Accounts receivable	$11,597
Inventories	4,976
Property, plant and equipment	3,974
Goodwill	26,225
Intangible assets	40,900
Other assets	833

Total Assets	88,505
Accounts payable	6,145
Accrued expenses and other liabilities	1,131
Deferred tax liabilities	14,573

Total Liabilities	21,849

Total purchase price	66,656

Less: Contingent consideration	(6,540)
Less: Stock Issued to former owners	(10,082)

Total Cash Paid for Acquisition	$50,034

Consideration paid for the Chef’n acquisition includes an estimate of contingent consideration payable in cash to the former owners should certain gross profit targets be met in the future. The fair value of the contingent consideration was determined using Level 3 inputs. At the acquisition date, the Company estimated the fair value was $6,540, determined using the probability of potential payout. In addition, the former owners of Chef’n were granted 5,041 shares of Class C units of the Parent Company which approximated a share price of $2 per share for a total consideration of $10,082. The units issued of the Parent Company are reflected as contributed capital within the statements of changes in member’s capital and cash flows.

As of March 31, 2016 and 2017, the Company revalued the contingent consideration payable to $7,663 and $8,309, respectively. The fair value of the contingent consideration is determined based on a discounted cash flow analysis using market and operating performance projections available at the balance sheet dates, a risk free interest rate of approximately 1%, and discounted over the remaining months until expiration of the agreement on December 23, 2017. For the years ended March 31, 2016 and 2017, the change in estimated fair value of $1,123 and $646, respectively, is presented as change in fair value of contingent consideration on the statement of operations. The contingent consideration payable is due within 60 days of the expiration of the agreement.

The Company attributes the goodwill arising from the acquisition to its ability to scale operations, expand product offerings, and increase market share. Goodwill recorded in connection with the acquisition is not deductible for tax purposes.

Other than goodwill, the acquired intangible assets primarily consist of trade names, technology, non-compete agreements, and customer relationships. The weighted-average amortization period for the acquired finite-lived

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

intangible assets is 13 years. The fair values of the acquired intangible assets and goodwill were determined using a combination of the income, market, and cost approaches, using Level 3 inputs.

In connection with the acquisition of Chef’n, certain expenses were incurred in completing the transaction. Expenses of $2,444 incurred were primarily related to legal and accounting fees, agent fees, and closing fees paid to the parties involved in the transaction. These costs are reflected in the consolidated statements of operations as acquisition-related expenses.

Prior Period Acquisition of Heath Tools, LLC and Metrokane, Inc.

During November 2013, the Company acquired the net assets of Heath Tools, LLC (“Heath Tools”) and Metrokane, Inc. (“Metrokane”) for $21,771 and $74,866, respectively. The Company acquired the businesses to continue to expand the product offerings and brands to the retail trade and expansion of the Company’s internet channel. Consideration paid for the Metrokane acquisition included a $1,000 deferred fee, payable in installments over the 15 month period post-acquisition, which was paid in full with no amount remaining payable as of March 31, 2015. Consideration paid for the Heath Tools acquisition included an estimate of contingent consideration payable to the former owners, should certain EBITDA targets bet met. The fair value of the contingent consideration was determined using Level 3 inputs. At the acquisition date, the Company estimated the fair value was $5,890, determined using the probability of potential payout. During the year ended March 31, 2015, contingent consideration of $715 was paid and $4,390 was reversed into income and recorded as a change in fair value of contingent consideration in the consolidated statements of operations.

4. Related-Party Transactions

The management fee incurred under the arrangement with the majority unitholder of the Parent Company was $710, $500, and $500 for the fiscal years ended March 31, 2017, 2016, and 2015, respectively, and is included within selling, general, and administrative expenses in the consolidated statements of operations.

5. Property and Equipment

Property and equipment at March 31, 2017, 2016, and 2015 consist of the following:

March 31,	2017	2016	2015	Useful Life in Years
Machinery, molds, and equipment	$3,827	$7,454	$8,968	2-3
Computers, furniture and fixtures	2,917	1,715	2,627	2-5
Leasehold improvements	758	758	1,325	Lease life
Construction in process	352	457	385

Total property and equipment	7,854	10,384	13,305

Less accumulated depreciation	(4,872)	(7,609)	(7,833)

Total Property and Equipment, net	$2,982	$2,775	$5,472

Change in accounting estimate

During the fiscal year ended March 31, 2016, the Company implemented a change in estimate in connection with the economic useful lives of certain mold and tooling equipment assets. In prior years, the assets were

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

depreciated over their estimated economic useful lives of ten years. However, due to the forecasted remaining lifecycle of the product produced by the molds and tooling equipment, the estimated economic useful lives of the assets were reduced to three years. The change in estimate resulted in additional depreciation of $2,374 for the fiscal year ended March 31, 2016.

Depreciation expense totaled approximately $1,496, $3,905, and $780 for the fiscal years ended March 31, 2017, 2016, and 2015, respectively.

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6. Goodwill and Other Intangible Assets

The changes in carrying amounts of goodwill during the years ended March 31, 2017, 2016, and 2015 are as follows:

March 31,	Goodwill	Accumulated Impairment Losses	Balance
Balance, March 31, 2014	$44,394	$—	$44,394
Acquisition	26,225	—	26,225

Balance, March 31, 2015	70,619	—	70,619

Balance, March 31, 2016	70,619	—	70,619

Balance, March 31, 2017	$70,619	$—	$70,619

At March 31, 2017, 2016, and 2015, the net book value of intangible assets is as follows:

March 31, 2017	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Average Life in Years
Manufacturer representative relationships	$41,700	$(12,549)	$29,151	15
Technology	26,786	(11,268)	15,518	10
Customer relationships	42,000	(7,997)	34,003	15
Noncompete agreement	14,400	(12,909)	1,491	5
Patents	353	(50)	303	15
Order backlog	230	(230)	—

Total amortizable intangible assets	125,469	(45,003)	80,466

Indefinite-lived trade names	64,290	—	64,290

Total intangible assets	$189,759	$(45,003)	$144,756

March 31, 2016	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Average Life in Years
Manufacturer representative relationships	$41,700	$(9,769)	$31,931	15
Technology	26,786	(8,589)	18,197	10
Customer relationships	42,000	(5,197)	36,803	15
Noncompete agreement	14,400	(9,536)	4,864	5
Patents	294	(20)	274	15
Order backlog	230	(230)	—

Total amortizable intangible assets	125,410	(33,341)	92,069

Indefinite-lived trade names	66,390	—	66,390

Total intangible assets	$191,800	$(33,341)	$158,459

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(In Thousands)

March 31, 2015	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Average Life in Years
Manufacturer representative relationships	$41,700	$(6,988)	$34,712	15
Technology	26,786	(6,084)	20,702	10
Customer relationships	42,000	(2,303)	39,697	15
Noncompete agreement	14,400	(6,093)	8,307	5
Order backlog	230	(230)	—

Total amortizable intangible assets	125,116	(21,698)	103,418

Indefinite-lived trade names	70,690	—	70,690

Total intangible assets	$195,806	$(21,698)	$174,108

During the fiscal year ended March 31, 2017, the Company evaluated its indefinite-lived trade names for impairment. The fair value of the Rabbit, Houdini, and Metrokane trade names were lower than the carrying values and, therefore, the Company recognized impairment charges of $800, $1,200, and $100 related to these trade names, respectively.

Lower than expected sales from these brands led to the decrease in fair value. The total impairment charge of $2,100 is included in income from operations on the consolidated statements of operations. The fair values were determined using an income approach and Level 3 inputs.

During the fiscal year ended March 31, 2016, the Company evaluated its indefinite-lived trade names for impairment. The fair value of the Houdini and Metrokane trade names were lower than the carrying values and, therefore, the Company recognized impairment charges of $700 and $3,600 related to these trade names, respectively.

Lower than expected sales from these brands led to the decrease in fair value. The total impairment charge of $4,300 is included in income from operations on the consolidated statements of operations. The fair values were determined using an income approach and Level 3 inputs.

During the fiscal year ended March 31, 2015, the Company evaluated its indefinite-lived trade names for impairment. The fair value of the Rabbit, Houdini, and Metrokane trade names were lower than the carrying values and, therefore, the Company recognized impairment charges of $5,600, $3,500, and $100 related to these trade names, respectively. As a result of impairment recorded to the Rabbit, Houdini, and Metrokane trade names, the Company also evaluated the technology definite-lived intangible assets for impairment. The fair value of the technology definite-lived intangible asset was lower than the carrying value and, therefore, the Company recognized an impairment charge of $1,654.

Lower than expected sales from these brands led to the decrease in fair value. The total impairment charge of $10,854 is included in income from operations on the consolidated statements of operations. The fair values were determined using an income approach and Level 3 inputs.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Amortization expense was $11,663, $11,641, and $9,442 for the fiscal years ended March 31, 2017, 2016, and 2015, respectively, and is included in selling, general, and administrative expenses in the consolidated statements of operations. A summary of estimated future amortization of intangible assets for the next five fiscal years and thereafter is as follows:

Year ending March 31,
2018	$9,641
2019	8,407
2020	8,279
2021	8,279
2022	8,279
Thereafter	37,581

Total	$80,466

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7. Debt

Total borrowings as of March 31, 2017, 2016, and 2015 consisted of the following:

March 31,	2017	2016	2015
Senior debt	$133,772	$137,738	$152,287
Subordinated debt	51,700	51,700	51,700

Total	185,472	189,438	203,987
Less current portion	(3,586)	(614)	(2,066)
Less unamortized debt issuance costs	(1,780)	(2,818)	(3,861)

Long-term debt, net	$180,106	$186,006	$198,060

In December 2014, the Company amended its Senior Credit Agreement (“Credit Agreement”) dated June 8, 2012, which was previously amended in November 2013. The Credit Agreement consists of a revolving line of credit (the “Revolver”), which was subsequently increased from $15,000 to $20,000. As of March 31, 2017, 2016, and 2015, there were no borrowings outstanding on the Revolver. In addition, the original agreement dated June 8, 2012 provided for $66,600 in term debt, of which $54,780 was outstanding at the time of amendment (“Senior Debt”). The first amendment provided for an increase in the term loan of $70,000, for a total of $124,780. The second amendment provided for supplemental term loans of $41,310.

The Company is required to make quarterly principal payments, adjusted for any prepayments, on the Senior Debt and the supplemental term loan in the amount of 0.625% of outstanding principal for quarters in fiscal year 2016, and 1.25% of outstanding principal for quarters thereafter, with the remainder due on November 6, 2018, the maturity date. The Company may make prepayments as allowed under the Credit Agreement, which are applied against future principal installments. At the Company’s option, borrowings under the Revolver and Senior Debt are based on London InterBank Offered Rate (LIBOR) plus 4.5% or the base rate, as defined by the terms of the agreement, with a floor of 5.5%. At March 31, 2017, 2016, and 2015, the interest rate for the Senior Debt was based on LIBOR and stated at 5.5%. At March 31, 2017, 2016, and 2015, interest payable of $1,275, $1,294, and $464, respectively, was outstanding and is included within accrued liabilities on the consolidated balance sheets.

In December 2014, the Company amended its Subordinated Credit Agreement (“Subordinated Debt”) dated June 8, 2012, which was previously amended in November 2013. The original agreement dated June 8, 2012 provided $25,600 in term debt which was outstanding at the time of amendment. The first amendment provided for an increase in the Subordinated Debt of $19,200, for a total of $44,800, with the ability to draw additional notes under the amended agreement of up to $22,100. The second amendment provided for an increase in the Subordinated Debt of $6,900, for a total of $51,700.

Subordinated Debt under the amended agreements matures on May 6, 2019. No principal payments are required until maturity. The Subordinated Debt carries cash interest of 13% including, at the option of the Company, payment-in-kind interest of 2% payable quarterly. At March 31, 2017, 2016, and 2015, interest payable of $0, $1,680, and $0, respectively was outstanding and is included within accrued liabilities on the consolidated balance sheets.

The Company capitalized $232 and $2,522 of additional debt fees in December 2014 and November 2013, respectively, associated with the amended Senior Credit and amended Subordinated Credit Agreements, which are being amortized on a straight-line basis through the maturity date of the agreements, which does not materially differ from the effective interest rate method.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

The Credit Agreement and Subordinated Debt agreement contain restrictive covenants, including, but not limited to, limitations on capital expenditures and require maintenance of minimum leverage and fixed charge coverage ratios. The outstanding debt is collateralized by substantially all of the Company’s assets. The Company was in compliance with all covenants as of March 31, 2017.

Aggregate maturities of long-term debt are as follows:

Year ending March 31,
2018	$3,586
2019	130,186
2020	51,700

Total	$185,472

8. Income Taxes

The income tax benefit (expense) consists of the following:

Year ended March 31,	2017	2016	2015
Current Income Tax Expense
Federal	$(584)	$(1,519)	$(2)
State and local	(12)	(133)	(329)

Total Current Income Tax Expense	(596)	(1,652)	(331)

Deferred Income Tax (Expense) Benefit
Federal	1,062	3,581	2,950
State	156	(277)	420

Total Deferred Income Tax Benefit	1,218	3,304	3,370

Total Income Tax Benefit	$622	$1,652	$3,039

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

Significant components of the Company’s deferred tax assets (liabilities) at March 31, 2017, 2016, and 2015 are as follows:

	2017	2016	2015
Deferred Tax Assets
Transaction costs	$2,096	$2,167	$2,427
Inventory capitalization	614	743	388
Net operating loss carryforwards	290	237	306
Reserves and accrued liabilities	2,154	1,790	961
Preferred interest	4,438	3,269	2,378

Total Deferred Tax Assets	9,592	8,206	6,460

Deferred Tax Liabilities
Prepaid expenses	158	69	227
Depreciation and amortization	14,495	14,371	15,816
Other	—	45	—

Total Deferred Tax Liabilities	14,653	14,485	16,043

Total Net Deferred Tax Liabilities	$5,061	$6,279	$9,583

The difference between the financial statement benefit for income taxes and the amount that would result from applying the statutory federal income tax rate to the Company’s loss before income taxes is principally related to state income taxes and the non-deductible portion of meals and entertainment expenses.

9. Mandatorily Redeemable Preferred Units

The Company has authorized and issued 12,000 Mandatorily Redeemable Preferred Units (“Redeemable Preferred Units”). Each Redeemable Preferred Unit accrues an annual yield of 15% on the sum of (i) the unreturned capital value, which was $12 million upon formation of the Company, plus (ii) the unpaid yield for all quarterly periods (“Liquidation Value”).

The Company is obligated to purchase all of the Redeemable Preferred Units by June 8, 2018 (“Mandatory Redemption Date”). At the Mandatory Redemption Date the Liquidation Value of Redeemable Preferred Units will approximate $29,000. The Company may also purchase the Redeemable Preferred Units prior to the Mandatory Redemption Date on or any time after the second anniversary of the closing date, which was June 8, 2012, or upon a change in control of the Company, at a redemption price equal to the Liquidation Value at the date of redemption payable in cash.

The Redeemable Preferred Units are accounted for under ASC Topic 480-10, Accounting for Redeemable Equity Instruments. As of March 31, 2017, 2016, and 2015, there are 12,000 Redeemable Preferred Units outstanding with a Liquidation Value of $24,374, $21,036, and $18,156, respectively, presented as mandatorily redeemable preferred units as a noncurrent liability on the consolidated balance sheets.

Taylor Holdco, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands)

10. Commitments and Contingencies

The Company leases buildings and equipment under various operating leases expiring through 2022. Total rent expense under these operating leases was $828, $1,061, and $777 for the fiscal years ended March 31, 2017, 2016, and 2015, respectively. Future lease payments under all operating leases in effect at March 31, 2017, that have initial or remaining lease terms in excess of one year are as follows:

Year ending March 31,
2018	$1,040
2019	985
2020	590
2021	206
2022	116

Total	$2,937

Periodically, the Company is subject to lawsuits and other claims. The Company is required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses. Based on the facts and circumstances of such matters and, where necessary, advice of legal counsel, no matters currently pending will have a material impact on the Company’s consolidated financial position or results of operations.

11. Subsequent Events

Subsequent events are events or transactions that occur after the consolidated balance sheet date but before the consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after the consolidated balance sheet date and before the consolidated financial statements are available to be issued.

On December 1, 2017, the Company acquired 100% of the outstanding shares of PlanetBox, LLC, a privately owned company that designs, markets, and distributes high quality food containment solutions, focused primarily on the school lunch market. The acquisition included a cash payment of $9 million plus an additional $4 million in potential earn-out payments based on future performance. The identifiable assets included in the purchase primarily relate to inventory, with the majority of the purchase price expected to be allocated to intangible assets. As of December 23, 2017, the Company had not completed the allocation of the purchase price to the net assets acquired. The purchase price allocation will be completed within twelve months of the date of acquisition.

On December 22, 2017, the Company entered into an agreement with Lifetime Brands (NasdaqGS:LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, under which Lifetime will acquire the Company in a cash and stock transaction. Based on the closing price of Lifetime common stock on December, 21, 2017, the transaction values the Company at approximately $313 million. Lifetime will issue to the Company’s equity holders at closing newly-issued shares representing 27 percent of Lifetime Brands common stock and will also pay an agreed amount of cash, which is expected to be used to repay preferred equity holders, fund other transaction related obligations, and repay certain outstanding debt. The transaction is expected to close in the first half of calendar 2018.

The Company has evaluated subsequent events through December 23, 2017, which is the date the consolidated financial statements are available to be issued.